BLUEGREEN VACATIONS CORPORATION REPORTS FIRST QUARTER 2019 RESULTS

BOCA RATON, Florida (May 6, 2019) – Bluegreen Vacations Corporation (NYSE: BXG) ("Bluegreen" or the “Company") today reported its first quarter 2019 financial results.

1Q19 Highlights:

•	Earnings Per Share (“EPS”) of $0.20, compared to $0.28 in the prior year quarter.
•	Net income attributable to shareholders was $15.2 million, compared to $21.0 million in the prior year quarter.
•	Adjusted EBITDA of $26.2 million, compared to $33.3 million in the prior year quarter.
•	Total revenue of $168.8 million, compared to $167.5 million in the prior year quarter.
•	System-Wide Sales of Vacation Ownership Interests (VOIs) of $129.7 million, compared to $132.8 million in the prior year quarter.

“We remain focused on strengthening our platform to support growth and to accelerate new owner sales.  To accomplish this, we added new sales offices, streamlined processes and offered vacation package holders the ability to book their vacations online,” said Shawn B. Pearson, Chief Executive Officer and President. “During the quarter we saw an increase in package sales, which we believe is a positive leading indicator for VOI sales, and we are seeing the positive impact of sales at the new resorts added to our network over the past year and improved activation of our vacation packages. We continue to explore opportunities to add new partnerships and distribution channels to broaden our network so as to introduce Bluegreen to potential new owners. Our financial condition is strong supported by a stable balance sheet and solid cash flows.”

 “Regarding our relationship with Bass Pro Shops, we continue to have communications regarding the scheduling of good faith meetings with the objective of settling our differences and continuing our successful alliance.  In the meantime, we are continuing to sell vacation packages through the Bass Pro marketing channel, we opened a new kiosk at the Rogers, Arkansas Bass Pro store on April 26, 2019 and we achieved a 23% increase in the number of vacation packages sold through the Bass Pro marketing channel in the first quarter of 2019 compared to the first quarter of 2018.  In addition, we’re underway with the construction and design process of new cabins within the Bluegreen/Big Cedar Vacations joint venture with an affiliate of Bass Pro.”

Financial Results

(dollars in millions, except per share data)

	Three Months Ended March 31,
	2019	2018	Change

Total revenue	$168.8	$167.5	0.8%
Income before non-controlling interest and
provision for income taxes	$22.2	$30.8	(27.9)%
Net income attributable to shareholders	$15.2	$21.0	(27.6)%
Earnings per share basic and diluted	$0.20	$0.28	(28.6)%
Adjusted EBITDA	$26.2	$33.3	(21.3)%
Capital-light revenue(1) as a percentage of
total revenue	70.8%	74.8%	(400)	bp

(1)

Bluegreen's "capital-light" revenue includes revenue from the sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements, as well as other fee-based services revenue and cost reimbursements revenue.

Total Revenue for the three months ended March 31, 2019 was $168.8 million, compared to $167.5 million in the prior year period, primarily due to increases in resort operations and club management revenue and interest income, partially offset by decreases in VOI sales and an increase in the provision for loan losses as discussed more fully under “Segment Results” below.  Adjusted EBITDA was $26.2 million in the first quarter of 2019 compared to $33.3 million in the first quarter of 2018, primarily due to lower VOI sales and higher provision for loan losses, cost of VOI sales and net carrying cost of inventory, partially offset by higher profit on resort operations and club management.

Corporate & Other expenses were $18.2 million in the first quarter of 2019 compared to $22.5 million in the first quarter of 2018. The decline in the 2019 period was primarily due to lower legal and healthcare costs, and lower long-term incentive compensation.

In terms of segment results, decreased results in the Sales of VOIs and Financing segment were partially offset by growth in the Company’s Resort Operations and Club Management segment, as more fully described below.

Segment Results

Sales of VOIs and Financing Segment

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended March 31,
	2019	2018	Change

System-wide sales of VOIs	$129.7	$132.8	(2.4)%
Segment adjusted EBITDA	$31.1	$43.7	(28.8)%
Number of total guest tours	48,138	50,197	(4.1)%
Average sales price per transaction	$15,796	$15,234	3.7%
Sales to tour conversion ratio	17.1%	17.5%	(2.3)%
Sales volume per guest ("VPG")	$2,705	$2,661	1.7%
Selling and marketing expenses, as a
% of system-wide sales of VOIs	50.3%	49.4%	90	bp
Provision for loan losses	17.7%	12.5%	520	bp
Cost of VOIs sold	7.4%	3.2%	420	bp

During the first quarter of 2019, system-wide sales of VOIs were $129.7 million, compared to $132.8 million in the first quarter of 2018. The decrease in sales reflected the decrease in guest tours, partially offset by a slightly higher average sales volume per guest (“VPG”).  The impact of lower marketing vacation package sales last year and pre-qualifying holders of packages through the Company’s “yield management” program resulted in a decrease in the number of tours in the first quarter of 2019, although, as indicated above, an increase in VPG.  Package sales volumes in the first quarter of 2019 increased 8% compared to the first quarter of 2018 and this increase is expected to result in increased guest tours over the next six to 18 months.

Provision for loan losses increased to 17.7% of gross VOI sales, compared to 12.5% in the prior year first quarter. In the first quarter of 2018, the low provision for loan losses resulted primarily from the impact of prepayments (including equity trades) on prior years’ originations in excess of previous estimates.  The Company’s provision for loan losses in the third and fourth quarter of 2018 was 17.0% and 20.7%, respectively, with expectations for 2019 at the low end of that range. The year over year increase was also driven by continued attorney cease and desist activity. The Company believes that its zero-tolerance strategy and ongoing steps to address this issue, should ultimately result in a reduction of cease and desist activity.

Fee-based sales commission revenue was $45.2 million in the first quarter of 2019, compared to $45.9 million in the first quarter of 2018. The year over year change reflected lower sales of third-party VOI inventory, partially offset by higher commission rates.

In the first quarter of 2019, cost of VOIs sold represented 7.4% of sales of VOIs compared to 3.2% in the first quarter of 2018. In the first quarter of 2018, the low cost of VOIs sold was primarily due to the benefit achieved from approximately 36% of our VOI sales coming from a resort that we acquired in 2017 that had a relatively lower cost than our other VOIs.  The cost of VOIs sold in the first quarter of 2019 were favorably impacted by more secondary market inventory acquisitions during the quarter than expected.

Net carrying cost of inventory increased $5.2 million in the first quarter of 2019 compared to the first quarter of 2018, primarily due to the carrying cost associated with the Éilan Hotel and Spa, which was acquired in April 2018.

Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended March 31,
	2019	2018	% Change

Resort operations and club management revenue	$47.1	$41.5	13.3%
Segment adjusted EBITDA	$13.2	$12.1	9.6%
Resorts managed	49	47	4.3%

In the first quarter of 2019, resort operations and management club revenue increased by $5.5 million, or 13.3%, to $47.1 million from the prior year quarter. The increase was driven in part by the additional resorts managed in the first quarter of 2019 compared to 2018, as well as fee increases under certain management contracts. Segment adjusted EBITDA grew by 9.6% to $13.2 million.

Balance Sheet and Liquidity

As of March 31, 2019, unrestricted cash and cash equivalents totaled $189.9 million. Bluegreen had availability of approximately $191.1 million under its receivable-backed purchase and credit facilities and corporate credit line as of March 31, 2019, subject to eligible collateral and the terms of the facilities, as applicable.  Excluding receivable-backed notes payable, the Company’s net debt-to-EBITDA ratio as of March 31, 2019 was only 0.05.

Free cash flow, which the Company defines as cash flow from operating activities, less capital expenditures, was $3.4 million for the quarter ended March 31, 2019, compared to $8.0 million for the quarter ended March 31, 2018. The decrease in free cash flow was primarily attributable to sales office expansions, increased information technology spending and the acquisition of secondary market inventory, partially offset by lower income tax payments and lower change in working capital.

During the first quarter of 2019, the Company did not repurchase any shares of Common Stock under the repurchase program approved by the Company’s Board of Directors in 2018.  There are approximately 2.7 million shares remaining in the program authorized for repurchase.  The program authorizes the Company, in management’s discretion, to repurchase shares from time to time subject to market conditions and other factors.

Dividend

On April  17, 2019, Bluegreen’s Board of Directors declared a quarterly common stock cash dividend of $0.17 per share. The dividend is payable May 15, 2019 to shareholders of record as of the close of trading on April  30, 2019.

First Quarter 2019 Webcast

The Company has provided a pre-recorded business update and management presentation via webcast link, indicated below, in the Investor Relations section of its website at ir.bluegreenvacations.com. A transcript will also be available simultaneously with the webcast.  The webcast and supplemental management presentation can be accessed on the Investor Relations section of Bluegreen Vacations’ website at ir.bluegreenvacations.com. The pre-recorded presentation can also be accessed at 1-844-512-2921 (domestic) and 1-412-317-6671 (international) and entering pin number 1134342.  The business update via dial-in will be available through midnight Sunday, June 2, 2019.  A transcript will also be available simultaneously with the webcast.

Forward-Looking Statements:

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact.  Forward-looking statements involve risks, uncertainties and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, risks relating to our ability to achieve increases in VOI sales or new owner sales successfully implementing our strategic plans and initiatives, generate earnings and long-term growth, improve our digital capabilities, including our virtual reality technology or complete sales office expansions when planned or at all and that such expansions will be profitable; and risks that our marketing alliances will not contribute to  growth or be profitable or that issues with Bass Pro will not be successfully resolved; risks that dividend payments will not continue at current levels, if at all; and the additional risks and uncertainties described in Bluegreen's filings with the Securities and Exchange Commission, including, without limitation, those described in the “Risk Factors” section of Bluegreen’s Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the three months ended March 31, 2019 which is expected to be filed on or about May 6, 2019.  Bluegreen cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Bluegreen does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements.

Non-GAAP Financial Measures:

The Company refers to certain non-GAAP financial measures in this press release, including system-wide sales of VOIs, Adjusted EBITDA, adjusted EPS and free cash flow.  Please see the supplemental tables and definitions attached herein for additional information and reconciliation of such non-GAAP financial measures.

About Bluegreen Vacations Corporation:

Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with approximately 217,000 owners, 69 Club and Club Associate Resorts and access to more than 11,000 other hotels and resorts through partnerships and exchange networks as of March 31, 2019. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is approximately 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

About BBX Capital Corporation:

BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB) is a Florida-based diversified holding company whose principal investments include Bluegreen Vacations Corporation (NYSE: BXG), BBX Capital Real Estate, Renin Holdings, and IT’SUGAR. For additional information, please visit www.BBXCapital.com.

Contact:

Bluegreen Vacations Corporation
Investor Relations:
Nikki Sacks, 203-682-8263
or
Evelyn Infurna, 203-682-8265
Email: bluegreenvac@icrinc.com

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME (UNAUDITED)

(In thousands, except for share and per share data)

	For the Three Months Ended
	March 31,
	2019	2018
Revenue:
Gross sales of VOIs	$62,884	$64,160
Provision for loan losses	(11,153)	(8,019)
Sales of VOIs	51,731	56,141

Fee-based sales commission revenue	45,212	45,854
Other fee-based services revenue	29,568	28,024
Cost reimbursements	20,236	16,200
Interest income	22,008	21,122
Other income, net	89	181
Total revenue	168,844	167,522

Costs and expenses:
Cost of VOIs sold	3,848	1,812
Cost of other fee-based services	22,868	17,411
Cost reimbursements	20,236	16,200
Selling, general and administrative expenses	90,214	93,549
Interest expense	9,506	7,767
Total costs and expenses	146,672	136,739

Income before non-controlling interest and
provision for income taxes	22,172	30,783
Provision for income taxes	5,303	7,201
Net income	16,869	23,582
Less: Net income attributable to non-controlling interest	1,716	2,607
Net income attributable to Bluegreen
Vacations Corporation shareholders	$15,153	$20,975

Comprehensive income attributable to
Bluegreen Vacations Corporation
shareholders	$15,153	$20,975

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME (UNAUDITED)

(In thousands, except for share and per share data)

	For the Three Months Ended
	March 31,
	2019	2018
Earnings per share attributable to Bluegreen Vacations Corporation shareholders - Basic and diluted	$0.20	$0.28

Weighted average number of common shares outstanding:
Basic and diluted	74,446	74,734

Cash dividends declared per share	$0.17	$0.15

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

(In thousands)

	For the Three Months Ended
	March 31,
	2019	2018
Operating activities:
Net income	$16,869	$23,582
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	4,486	3,946
Loss on disposal of property and equipment	10	—
Provision for loan losses	11,145	8,006
Provision for deferred income taxes	2,281	3,247
Changes in operating assets and liabilities:
Notes receivable	(7,607)	(5,264)
Prepaid expenses and other assets	(9,131)	(5,177)
Inventory	(8,237)	(9,673)
Accounts payable, accrued liabilities and other, and
deferred income	1,126	(5,204)
Net cash provided by operating activities	10,942	13,463

Investing activities:
Purchases of property and equipment	(7,507)	(5,462)
Net cash used in investing activities	(7,507)	(5,462)

Financing activities:
Proceeds from borrowings collateralized
by notes receivable	13,487	25,761
Payments on borrowings collateralized by notes receivable	(34,968)	(33,947)
Payments under line-of-credit facilities and notes payable	(8,168)	(16,487)
Payments of debt issuance costs	(105)	(98)
Dividends paid	(12,655)	(11,210)
Net cash used in financing activities	(42,409)	(35,981)
Net decrease in cash and cash equivalents
and restricted cash	(38,974)	(27,980)
Cash, cash equivalents and restricted cash at beginning of period	273,134	243,349
Cash, cash equivalents and restricted cash at end of period	$234,160	$215,369

Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized	$8,271	$6,685
Income taxes paid	$812	$4,182

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except for per share data)

	March 31,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$189,875	$219,408
Restricted cash ($20,714 and $28,400 in VIEs at March 31, 2019
and December 31, 2018, respectively)	44,285	53,726
Notes receivable, net ($318,111 and $341,975 in VIEs
at March 31, 2019 and December 31, 2018, respectively)	435,629	439,167
Inventory	342,386	334,149
Prepaid expenses	17,948	10,097
Other assets	48,931	49,796
Operating lease assets	24,031	—
Intangible assets, net	61,577	61,845
Loan to related party	80,000	80,000
Property and equipment, net	102,431	98,279
Total assets	$1,347,093	$1,346,467

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$16,169	$19,515
Accrued liabilities and other	80,827	80,364
Operating lease liabilities	25,263	—
Deferred income	17,051	16,522
Deferred income taxes	93,337	91,056
Receivable-backed notes payable - recourse	74,744	76,674
Receivable-backed notes payable - non-recourse (in VIEs)	363,183	382,257
Lines-of-credit and notes payable	125,436	133,391
Junior subordinated debentures	71,504	71,323
Total liabilities	867,514	871,102

Commitments and Contingencies

Shareholders' Equity
Common stock, $.01 par value, 100,000,000 shares authorized; 74,445,923
shares issued and outstanding at March 31, 2019 and December 31, 2018	744	744
Additional paid-in capital	270,369	270,369
Retained earnings	161,139	158,641
Total Bluegreen Vacations Corporation shareholders' equity	432,252	429,754
Non-controlling interest	47,327	45,611
Total shareholders' equity	479,579	475,365
Total liabilities and shareholders' equity	$1,347,093	$1,346,467

BLUEGREEN VACATIONS CORPORATION

ADJUSTED EBITDA RECONCILIATION

	For the Three Months Ended March 31,
(in thousands)	2019	2018
Net income attributable to shareholders	$15,153	$20,975
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	1,716	2,607
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(1,781)	(2,612)
Loss (gain) on assets held for sale	9	(20)
Add: depreciation and amortization	3,365	2,927
Less: interest income (other than interest earned on VOI notes receivable)	(1,846)	(1,434)
Add: interest expense - corporate and other	4,244	3,056
Add: franchise taxes	34	81
Add: provision for income taxes	5,303	7,201
Corporate realignment cost	—	476
Total Adjusted EBITDA	$26,197	$33,257

BLUEGREEN VACATIONS CORPORATION

SEGMENT ADJUSTED EBITDA SUMMARY

	For the Three Months Ended March 31,
(in thousands)	2019	2018
Adjusted EBITDA - sales of VOIs and financing	$31,131	$43,702
Adjusted EBITDA - resort operations and club management	13,234	12,078
Total Segment Adjusted EBITDA	44,365	55,780
Less: Corporate and other	(18,168)	(22,523)
Total Adjusted EBITDA	$26,197	$33,257

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended March 31,
	2019		2018
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Developed VOI sales (1)	$68,153	53%	$47,531	36%
Secondary Market sales	59,153	45	76,289	57
Fee-Based sales	66,794	52	68,684	52
JIT sales	2,234	2	3,369	3
Less: Equity trade allowances (6)	(66,656)	(52)	(63,029)	(48)
System-wide sales of VOIs	129,678	100%	132,844	100%
Less: Fee-Based sales	(66,794)	(52)	(68,684)	(52)
Gross sales of VOIs	62,884	48	64,160	48
Provision for loan losses (2)	(11,153)	(18)	(8,019)	(12)
Sales of VOIs	51,731	40	56,141	42
Cost of VOIs sold (3)	(3,848)	(7)	(1,812)	(3)
Gross profit (3)	47,883	93	54,329	97
Fee-Based sales commission revenue (4)	45,212	68	45,854	67
Financing revenue, net of financing expense	14,865	11	14,738	11
Other fee-based services - title operations, net	1,518	1	1,447	1
Net carrying cost of VOI inventory	(7,687)	(6)	(2,517)	(2)
Selling and marketing expenses	(65,222)	(50)	(65,683)	(49)
General and administrative expenses - sales and marketing	(6,974)	(5)	(6,133)	(5)
Operating profit - sales of VOIs and financing	29,595	23%	42,035	32%
Add: Depreciation and amortization	1,536		1,667
Adjusted EBITDA - sales of VOIs and financing	$31,131		$43,702

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us under our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Provision for loan losses is calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not based on system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not based on system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not based on system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, unless otherwise indicated in the above footnotes.
(6)	Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT

SALES AND MARKETING DATA

	For the Three Months Ended March 31,
	2019	2018	% Change
(dollars in thousands)
Number of sales offices at period-end	26	24	8
Number of active sales arrangements with third-party clients at period-end	15	13	15
Total number of VOI sales transactions	8,243	8,769	(6)
Average sales price per transaction	$15,796	$15,234	4
Number of total guest tours	48,138	50,197	(4)
Sale-to-tour conversion ratio– total marketing guests	17.1%	17.5%	(2)
Number of new guest tours	28,064	29,879	(6)
Sale-to-tour conversion ratio– new marketing guests	13.9%	14.9%	(7)
Percentage of sales to existing owners	56.9%	54.0%	5
Average sales volume per guest	$2,705	$2,661	2

BLUEGREEN VACATIONS CORPORATION

RESORT OPERATIONS AND CLUB MANAGEMENT SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended March 31,
(dollars in thousands)	2019		2018
Resort operations and club management revenue	$47,076		$41,535
Resort operations and club management expense	(34,207)		(29,852)
Operating profit - resort operations and club management	12,869	27%	11,683	28%
Add: Depreciation and amortization	365		395
Adjusted EBITDA - resort operations and club management	$13,234		$12,078

BLUEGREEN VACATIONS CORPORATION

CORPORATE AND OTHER - ADJUSTED EBITDA

	For the Three Months Ended March 31,
(dollars in thousands)	2019	2018
General and administrative expenses - corporate and other	$(18,128)	$(21,592)
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(1,781)	(2,612)
Other income, net	89	181
Add: Financing revenue - corporate and other	1,991	1,532
Less: Interest income (other than interest earned on VOI notes receivable)	(1,846)	(1,434)
Franchise taxes	34	81
Loss (gain) on assets held for sale	9	(20)
Depreciation and amortization	1,464	865
Corporate realignment cost	—	476
Corporate and other	$(18,168)	$(22,523)

BLUEGREEN VACATIONS CORPORATION

FREE CASH FLOW RECONCILIATION

	For the Three Months Ended March 31,
(in thousands)	2019	2018
Net cash provided by operating activities	$10,942	$13,463
Purchases of property and equipment	(7,507)	(5,462)
Free Cash Flow	$3,435	$8,001

BLUEGREEN VACATIONS CORPORATION

OTHER FINANCIAL DATA

	For the Three Months Ended March 31,
	2019	2018
Financing Interest Income	$20,017	$19,590
Financing Interest Expense	(5,262)	(4,711)
Non-Financing Interest Income	1,991	1,532
Non-Financing Interest Expense	(4,244)	(3,056)
Mortgage Servicing Income	1,490	1,445
Mortgage Servicing Expense	(1,380)	(1,586)
Title Revenue	2,728	2,689
Title Expense	(1,210)	(1,242)

BLUEGREEN VACATIONS CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION

(In thousands)

	For the Three Months Ended March 31,
(in thousands)	2019	2018
Gross sales of VOIs	$62,884	$64,160
Add: Fee-Based sales	66,794	68,684
System-wide sales of VOIs	$129,678	$132,844

BLUEGREEN VACATIONS CORPORATION

TRAILING TWELVE MONTH ADJUSTED EBITDA

(In thousands)

For the Twelve Months Ended
(in thousands)	March 31, 2019
Net income attributable to shareholder(s)	$82,140
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	11,499
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(11,637)
Loss on assets held for sale	32
Add: depreciation and amortization	12,830
Less: interest income (other than interest earned on VOI notes receivable)	(6,456)
Add: interest expense - corporate and other	16,383
Add: franchise taxes	152
Less: benefit for income taxes	26,643
Add: corporate realignment cost	3,174
Total Adjusted EBITDA	$134,760

BLUEGREEN VACATIONS CORPORATION

BLUEGREEN VACATIONS CORPORATION
DEFINITIONS

Principal Components Affecting our Results of Operations

Principal Components of Revenue

Fee-Based Sales.  Represent sales of third-party VOIs where we are paid a commission.

JIT Sales.  Represent sales of VOIs acquired from third parties in close proximity to when we intend to sell such VOIs.

Secondary Market Sales.  Represent sales of VOIs acquired from HOAs or other owners, typically in connection with HOA maintenance fee defaults. This inventory is generally purchased at a greater discount to retail price compared to developed VOI sales and JIT sales.

Developed VOI Sales.  Represent sales of VOIs in resorts that we have developed or acquired (not including inventory acquired through JIT and secondary market arrangements).

Financing Revenue.  Represents revenue from the financing of VOI sales, which includes interest income and loan servicing fees. This also includes fees from certain third-party developers for providing mortgage servicing of loans granted by them to purchasers of their VOIs.

Resort Operations and Club Management Revenue.  Represents recurring fees from managing the Vacation Club and transaction fees for certain resort amenities and certain member exchanges. We also earn recurring management fees under our management agreements with HOAs for day-to-day management services, including oversight of housekeeping services, maintenance, and certain accounting and administrative functions.

Other Fee-Based Services.  Represents revenue earned from various other services that produce recurring, predictable and long-term revenue, such as title services.

Principal Components of Expenses

Cost of VOIs Sold. Represents the cost at which our owned VOIs sold during the period were relieved from inventory. In addition to inventory from our VOI business, our owned VOIs also include those that were acquired by us under JIT and secondary market arrangements. Compared to the cost of our developed VOI inventory, VOIs acquired in connection with JIT arrangements typically have a relatively higher associated cost of sales as a percentage of sales while those acquired in connection with secondary market arrangements typically have a lower cost of sales as a percentage of sales as secondary market inventory is generally obtained from HOAs at a significant discount to retail price. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold (primarily due to offered volume discounts, and taking into account consideration of cumulative sales to existing owners). Additionally, the effect of changes in estimates under the relative sales value method, including estimates of projected sales, future defaults, upgrades and incremental revenue from the resale of repossessed VOI inventory, are reflected on a retrospective basis in the period the change occurs. Cost of sales will typically be favorably impacted in periods where a significant amount of secondary market VOI inventory is acquired or actual defaults and equity trades are higher and the resulting change in estimate is recognized. While we believe that there is additional inventory that can be obtained through the secondary market at favorable prices to us in the future, there can be no assurance that such inventory will be available as expected.

Net Carrying Cost of VOI Inventory.  Represents the maintenance fees and developer subsidies for unsold VOI inventory paid or accrued to the HOAs that maintain the resorts. We attempt to offset this expense, to the extent possible, by generating revenue from renting our VOIs and by utilizing the inventory in our sampler programs. We net such revenue from this expense item.

Selling and Marketing Expense.  Represents costs incurred to sell and market VOIs, including costs relating to marketing and incentive programs, tours, and related wages and sales commissions. Revenue from vacation package sales are netted against selling and marketing expenses.

Financing Expense.  Represents financing interest expense related to our receivable-backed debt, amortization of the related debt issuance costs and other expenses incurred in providing financing and servicing loans, including administrative costs associated with mortgage servicing activities for our loans and the loans of certain third-party developers.  Mortgage servicing activities include, amongst other things, payment processing, reporting and collection services.

Resort Operations and Club Management Expense.  Represents costs incurred to manage resorts and the Vacation Club, including payroll and related costs and other administrative costs to the extent not reimbursed by the Vacation Club or HOAs.

General and Administrative Expense.  Primarily represents compensation expense for personnel supporting our business and operations, professional fees (including consulting, audit and legal fees), and administrative and related expenses.

Key Business and Financial Metrics and Terms Used by Management

Sales of VOIs.  Represent sales of our owned VOIs, including developed VOIs and those acquired through JIT and secondary market arrangements, reduced by equity trade allowances and an estimate of our provision for loan losses. In addition to the factors impacting system-wide sales of VOIs, sales of VOIs are impacted by the proportion of system-wide sales of VOIs sold on behalf of third-parties on a commission basis, which are not included in sales of VOIs.

System-wide Sales of VOIs.  Represents all sales of VOIs, whether owned by us or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in our Vacation Club through the same selling and marketing process we use to sell our VOI inventory. We consider system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by our sales and marketing operations without regard to whether we or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs is not a recognized term under GAAP and should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing our results as reported under GAAP.

Guest Tours.  Represents the number of sales presentations given at our sales centers during the period.

Sale to Tour Conversion Ratio.  Represents the rate at which guest tours are converted to sales of VOIs and is calculated by dividing the number of sales transactions by the number of guest tours.

Average Sales Volume Per Guest (“VPG”).  Represents the sales attributable to tours at our sales locations and is calculated by dividing VOI sales by guest tours. We consider VPG to be an important operating measure because it measures the effectiveness of our sales process, combining the average transaction price with the sale-to-tour conversion ratio.

Adjusted EBITDA.  We define Adjusted EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by our VOI notes receivable), income and franchise taxes, loss (gain) on assets held for sale, depreciation and amortization, amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which we own a 51% interest), and items that we believe are not representative of ongoing operating results. For purposes of the Adjusted EBITDA calculation, no adjustments were made for interest income earned on our VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of our business.

We consider our total Adjusted EBITDA and our Segment Adjusted EBITDA to be an indicator of our operating performance, and it is used by us to measure our ability to service debt, fund capital expenditures and expand our business. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing our results as reported under GAAP. The limitations of using Adjusted EBITDA as an analytical tool include, without limitation, that Adjusted EBITDA does not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness (other than as noted above); (iii) our tax expense or the cash requirements to pay our taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, our definition of Adjusted EBITDA may not be comparable to definitions of Adjusted EBITDA or other similarly titled measures used by other companies.